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                                                                    EXHIBIT 10.3


October 31, 2000

Mr. Michael Simonetto
275 Lochland Circle
Roswell, GA 30075

Dear Mike:

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc. and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Senior Vice President, Strategic Pricing Solutions, reporting to Greg Cudahy, Executive Vice President of Pricing Revenue Management (PRM), as of November 30, 2000. This position is exempt.

CASH COMPENSATION. In this position your monthly salary will be $16,666.67. This position has regular performance reviews; performance reviews at Manugistics are scheduled for March 1 of each year. In addition, you will also have the opportunity to receive an annual incentive bonus of up to $100,000 based on corporate performance and management objectives to be approved by Greg Cudahy, Executive Vice President of PRM, and in accordance with Manugistic's Incentive Plan. During the first twelve (12) months of your employment with the Company, you will earn a minimum of fifty percent (50%) of the bonus, payable to you on a quarterly basis.

SALES INCENTIVE. In addition to the foregoing, Manugistics will pay you an additional quarterly bonus (annualized at $150,000 per year) contingent on significant participation in revenue generation as follows:

Manugistics Quarter 4      $1.5 million in Manugistics' license revenue and/or
                           $3 million total in either Talus Solutions, Inc. or Manugistics' license revenue to Manugistics = a bonus of 37,500

For future quarters, eligibility for the quarterly bonus will be based upon meeting revenue targets set by Mr. Cudahy at the beginning of each Manugistics' fiscal year.

STOCK OPTIONS. We are pleased to offer you a Stock Option package as follows:

An option, granted as of your date of hire, to purchase 100,000 shares of common stock in accordance with an applicable stock option plan (options will be valued at a price equal to the Fair Market Value of Manugistics stock on the date of grant). The vesting period for such stock options shall commence on the date of grant and vest over a four (4) year period, in equal monthly increments. Our Stock Plan Administrator will provide you with written confirmation of stock options awarded.

ADDITIONAL STOCK AWARD. In addition, you will receive an option to purchase additional shares of Manugistics Stock, under the terms of the then-current Manugistics stock option plan, as follows:

- If the Talus Solutions, Inc. revenue for Manugistics' Fiscal Quarter 1 ("Q1") Fiscal Year ("FY") 02 increases by at least 50% over Q1 FY01, you have the option to purchase a minimum of 20,000 shares of Manugistics Stock at a price equal to the fair market value of Manugistics Stock on the last day of Q1 FY02. The vesting period for the stock options under this option shall commence, if applicable, on the date of grant (the last day of the Manugistics' Q1 FY02) and vest over the period set forth in the then-current Manugistics stock option plan, in equal monthly increments.


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Mr. Michael Simonetto
October 31, 2000
Page Two


- If the Talus Solutions, Inc. license revenue for Manugistics' FY02 is $25 million or greater, you have the option to purchase a minimum of 20,000 shares of Manugistics Stock at a price equal to the fair market value of Manugistics Stock on the last day of the Manugistics' fiscal year of FY02. The vesting period for the stock options under this option shall commence, if applicable, on the date of grant (the last day of the Manugistics' fiscal year of FY02) and vest over the period set forth in the then-current Manugistics stock option plan, in equal monthly increments.

BENEFITS. Effective on your first day of employment and as a key executive in the Company, you shall receive the comprehensive Manugistics benefits program in accordance with the Company's written plans and which includes:

-      Stock Options - as set forth above
-      Employee Stock Purchase Plan
-      401(k) Retirement Plan
-      Comprehensive Medical Care
-      Dental Care
-      Employee Vision Care
-      Life/Accidental Death and Dismemberment Insurance
-      Long-Term Disability Insurance

Manugistics will obtain a supplemental life insurance policy of $700,000 on your behalf. With the standard employee benefit and the supplemental policy, your life insurance amount will be $1,000,000. The supplemental life benefit is effective within three months of your hire date. Additional information on these and other valuable benefits is enclosed for your reference.

TERMINATION. If the Company terminates your employment for reasons other than cause, you will receive your base salary, corresponding management objectives bonus, and benefits in accordance with the Company's payroll practices for the equivalent of a six (6) month period commencing on your termination date ("severance period"). The foregoing salary and benefits payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

CHANGE OF CONTROL. In the event that the Company has a change of control, which is defined as fifty one percent (51%) of the Company's voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest;
(b) if your responsibilities are significantly diminished or you are constructively terminated, i.e., your responsibilities no longer consist of those reasonably associated with the position of Senior Vice President, Strategic Pricing Solutions, one hundred percent (100%) of the outstanding options set out above shall immediately vest.

FINAL DETERMINATION BY BOARD. This offer is subject to approval by the Compensation Committee of the Board of Directors of Manugistics Group, Inc. Furthermore, all compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.



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Mr. Michael Simonetto
October 31, 2000
Page Three



In keeping with Manugistics policy, all offers are contingent upon your execution of Manugistics, Inc.'s Conditions of Employment.

ARBITRATION. In the event of a dispute concerning the terms and conditions of employment, the parties agree to binding arbitration by and under the rules of the American Arbitration Association, and each party shall pay its own fees and expenses.

As required by the Immigration Reform and Control Act of 1986, on your first day of employment, you must provide Manugistics with documentation verifying your eligibility to work in the United States. Acceptable forms of documentation are described on the enclosed Employment Eligibility Verification form. Please read this and the enclosed "Manugistics, Inc. Conditions of Employment."

Please signify your acceptance by signing and dating this letter, the two copies of the "Manugistics, Inc. Conditions of Employment" and the top portion of the enclosed New Employee Information Sheet and returning these documents to Human Resources. Please keep one copy of the signed Manugistics, Inc. Conditions of Employment for your records.

We look forward to your joining Manugistics as Senior Vice President and we are confident that the association will be mutually rewarding.


Sincerely,

Manugistics, Inc.



Robin A. Hoesch
Director, Human Resources
Manugistics



Enclosures

Accepted by:




/s/ MICHAEL SIMONETTO                          11/30/00
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Michael Simonetto                           Date